Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 24, 2025, by and among Kardigan, Inc., a Delaware corporation (“Kardigan”), Pullover Mergersub, Inc., a Delaware corporation, and a wholly-owned subsidiary of Kardigan (“MergerSub”), Prolaio, Inc., a Delaware corporation (“Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Securityholders (as defined herein) (the “Representative”).

RECITALS

A. The Board of Directors of each of Kardigan, MergerSub and the Company believe it is advisable and in the best interests of their respective companies and the stockholders of their respective companies that MergerSub and the Company merge into a single company through the merger of MergerSub with and into the Company (the “Merger”), with the Company to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company and all issued and outstanding options to purchase capital stock of the Company shall be converted into the right to receive a portion of the Merger Consideration (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Merger.

1.1 The Merger. At the Effective Time (as defined herein), subject to and upon the terms and conditions of this Agreement, the Company shall be acquired by Kardigan through the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the Effective Time, the separate corporate existence of MergerSub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) as a wholly-owned subsidiary of Kardigan.

1.2 Closing Date; Effective Time of the Merger. The closing of the Merger (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 200 Clarendon Street, Boston, MA 02116, on the second business day after satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing) set forth in Section 6 or at such other time, date or location (or by the electronic exchange of signatures) as Kardigan and the

Company may agree in writing. The date of Closing is referred to herein as the “Closing Date.” On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL to be filed with the Secretary of State of Delaware, and Kardigan, MergerSub and the Company shall make all other filings and recordings required under the DGCL and applicable law to give effect to the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is filed with the Secretary of State of Delaware or at such other time as the parties shall agree and specify in the Certificate of Merger.

1.3 Effect of the Merger.

(a) General. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerSub shall become debts, liabilities and duties of the Surviving Corporation.

(b) Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated, as of the Effective Time, so as to read as set forth in the Certificate of Incorporation of MergerSub as in effect immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to “Prolaio, Inc.” and any references therein to the incorporator shall be deleted, and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, by applicable law. At the Effective Time, the by-laws of MergerSub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended, except that the name of the corporation set forth therein shall be changed to “Prolaio, Inc.” (the “Bylaws”).

(c) Directors and Officers of Surviving Corporation. At the Effective Time, the officers and directors of MergerSub immediately prior to the Effective Time shall be appointed as the officers and directors of the Surviving Corporation, in each case until their successors shall have been duly elected and qualified or until otherwise provided by law.

1.4 Representative.

(a) By the adoption of the Merger, and by virtue of the execution of this Agreement and/or acceptance of any benefits thereof, including any consideration payable pursuant to this Agreement, each of the Securityholders irrevocably nominate, constitute and appoint the Representative, as of the Closing, as the true and lawful agent and attorney in fact of each Securityholder, for all purposes in connection with this Agreement, and any related agreements, with full power in its, his or her name and on its, his or her behalf to act according to the terms of this Agreement and the Ancillary Agreements in the discretion of the Representative, and to do all things and to perform all acts, including (1) amending the Ancillary Agreements, (2) waiving rights, (3) discharging liabilities and obligations, (4) determining, disputing and facilitating the disbursement of the Milestone Payments and (5) executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by, or deemed advisable in connection with, the Ancillary Agreements. Any and all such actions taken by the Representative on behalf of the Securityholders as provided hereunder shall be binding on all Securityholders, and Shareholder Representative Services LLC hereby accepts such appointment. This power of attorney and all authority hereby conferred is coupled with an interest, is granted in consideration of the mutual covenants and agreements made herein, shall be irrevocable and shall not be terminated by any act of any one or more Securityholders, or by operation of applicable law, whether by death or other event.

(b) All decisions and actions by the Representative, including any agreement between the Representative and Kardigan relating to the determination of the Merger Consideration and the determination, dispute and facilitating the disbursement of the Milestone Payments pursuant to this Agreement, shall be binding upon the Securityholders, and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) Each Securityholder agrees that: (i) Kardigan and its Affiliates shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Merger Consideration and the determination, dispute and facilitating the disbursement of the Milestone Payments pursuant to this Agreement or any other actions required to be taken by the Representative under the Ancillary Agreements, and no Securityholder shall have any cause of action against Kardigan or its Affiliates for any action taken by such Person in reliance upon the instructions or decisions of the Representative; (ii) Kardigan shall be required to file and negotiate any claims or disputes related to or in connection with the Ancillary Agreements, including the determination of the Merger Consideration and the determination, dispute and disbursement of the Milestone Payments only with the Representative (on behalf of the Securityholders) and not with each Securityholder; (iii) all actions, decisions and instructions of the Representative shall be conclusive and binding upon all Securityholders and no Securityholder shall have any cause of action against the Representative; (iv) the provisions of this Section 1.4 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated hereby; and (v) the provisions of this Section 1.4 shall be binding upon the executors, heirs, legal representatives and successors of each Securityholder, and any references in this Agreement to a Securityholder shall mean and include the successors to such Securityholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d) The Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders will indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s enforcement of its rights under this Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement, in each case as such

Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative hereunder. The foregoing indemnities will survive the Closing, resignation or removal of the Representative or the termination of this Agreement.

(e) The Representative may resign at any time upon 30 days’ written notice, and may be removed for any reason or no reason by approval from and by written consent of a majority in interest of the Stockholders; provided, however, in no event shall Representative be removed without the Stockholders having first appointed a new Representative who shall assume such duties immediately upon the removal of Representative. Notice of such vote or a copy of the written consent appointing such new Representative shall be sent to Kardigan, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Kardigan; provided, that until such notice is received, Kardigan shall be entitled to rely on the decisions and actions of the prior Representative as described herein.

(f) Pursuant to Section 2.2(c), at the Closing, Kardigan shall deposit, on behalf of the Securityholders, the Expense Fund Amount to an account designated by the Representative (the “Expense Fund”), which will be used for any expenses incurred by the Representative. The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Expense Fund to Kardigan for further distribution to the Securityholders in accordance with Section 2.3(d) (the “Expense Fund Distribution”). For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

2. Consideration.

2.1 Effect on Securities. As of the Effective Time, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Kardigan, MergerSub, the Company, or the stockholders of Kardigan, MergerSub or the Company, each share of capital stock of the Company or MergerSub, as applicable, shall be treated as specified below:

(a) MergerSub Common Stock. Each share of MergerSub’s common stock, par value $0.0001 per share (the “MergerSub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share, if any, of capital stock of the Company, including all Company Common Stock and Company Preferred Stock (but excluding any Company Stock Options) (the “Company Capital Stock”) that is held by the Company as treasury stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each share, if any, of capital stock of MergerSub that is held by MergerSub as treasury stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Capital Stock. At the Effective Time, in accordance with the provisions of this Section 2, each issued and outstanding share of Company Common Stock that is subject to vesting shall be accelerated and each issued and outstanding share of Company Capital Stock shall be cancelled and converted, without any action on the part of the holders thereof, into the right to receive (subject to, and conditioned upon, receipt of a validly completed and executed Stockholder Letter of Transmittal in the form of Exhibit B attached hereto (a “Stockholder Letter of Transmittal”) therefrom) a portion of any Milestone Payment, when and as required to be paid in accordance with this Agreement, as set forth on the applicable Milestone Allocation Schedules delivered pursuant to this Agreement (together with the amounts payable with respect to Company Stock Options (as defined below) pursuant to Section 2(f), the “Merger Consideration”).

(d) Exchange Procedures.

(i) Securityholder Schedule. Exhibit C attached hereto (the “Securityholder Schedule”) sets forth a complete and accurate schedule setting forth as of immediately prior to the Effective Time (after taking into account the redemption described in the first item of Section 3.3(a) of the Company Disclosure Schedule): (i) the name, email and address of each holder of Company Capital Stock (each, a “Stockholder”) and the number of shares of each class or series of Company Capital Stock owned by such holder, (ii) the name, email and address of each holder of an option to purchase or acquire shares of Company Common Stock outstanding as of immediately prior to the Effective Time (each, a “Company Stock Option” and the holders thereof, the “Optionholders” and together with the Stockholders, the “Securityholders”), including, with respect to each Company Stock Option held by such Optionholder, the Company Stock Options held by such holder and, with respect to each Company Stock Option held by such Optionholder, the exercise price of each such Company Stock Option, and whether such Optionholder is or has ever been an employee of the Company (or any predecessor of the Company) and (iii) the name, email and address of each Milestone Bonus Recipient, the number of shares of Company Common Stock subject to such Milestone Bonus Recipient’s Promised Options (as defined in the Milestone Bonus Agreement and set forth in Section 3.3(a) of the Company Disclosure Schedule) and the deemed exercise price thereof, and whether such Milestone Bonus Recipient is or has ever been an employee of the Company (or any predecessor of the Company).

(ii) No Further Ownership Rights in Company Capital Stock; Closing of the Company Transfer Books. Subsequent to the Effective Time, each Stockholder immediately prior to the Effective Time will cease to have rights as a stockholder of the Company, except for the right of such Stockholder to receive the Merger Consideration or, or in the case of a dissenting stockholder, to perfect its, his or her right to receive payment (if any) for Appraisal Shares (as defined herein) in accordance with the Appraisal Statute (as defined herein), if applicable. All Merger Consideration to be provided upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, a stock certificate representing Company Capital Stock is presented to Kardigan or the Surviving Corporation, it shall be canceled and exchanged as provided for in this Agreement.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Statute”) shall not be converted into or represent the right to receive the applicable Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the Appraisal Statute. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of the Appraisal Statute. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statute, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Statute shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become solely, the right to receive the applicable Merger Consideration.

(f) Employee Stock Options. At the Effective Time, in accordance with the provisions of this Section 2, each Company Stock Option shall be accelerated, cancelled and converted, without any action on the part of the holder thereof, into the right to receive (subject to, and conditioned upon, receipt of a validly completed and executed Option Cancellation Agreement in the form of Exhibit D attached hereto (an “Option Cancellation Agreement”) therefrom) a portion of any Milestone Payment, when and as required to be paid in accordance with this Agreement, as set forth on the applicable Milestone Allocation Schedules delivered pursuant to this Agreement (the “Option Consideration”). At the Effective Time, the Company shall terminate any stock option plan or agreement or other stock or equity-related incentive plan or agreement of the Company (collectively, the “Company Stock Plans”) and each Company Stock Option issued and outstanding shall be terminated and cancelled in exchange for the Option Consideration. No Company Stock Options shall be assumed, substituted or otherwise continued by Kardigan. The Board of Directors of the Company shall adopt such resolutions and take such other actions as may be reasonably required to effect the cancellation of the Company Stock Options specified in this Section 2.1(f) at the Effective Time. Subject to Section 2.3 below, any payments to Optionholders will be subject to applicable withholding and paid through the Surviving Corporation’s standard payroll and payment processes.

(g) Escheat. None of Kardigan, MergerSub, Representative or the Company will be liable to any former holder of Company Capital Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Stockholder Letter of Transmittal or Option Cancellation Agreement has not been surrendered for exchange prior to the second anniversary of the Closing Date, or prior to such earlier date as of which such Stockholder Letter of Transmittal or Option Cancellation Agreement or the Merger Consideration payable upon the submission thereof would otherwise escheat to or become the property of any Governmental Entity (as defined herein), then the Merger Consideration otherwise payable upon the delivery of such Stockholder Letter of Transmittal or Option Cancellation Agreement will, to the extent permitted by applicable law, become the property of Kardigan, free and clear of all rights, interests and adverse claims of any Person.

2.2 Certain Payments On or Prior to Closing.

(a) On or prior to the Closing Date, the Company shall deliver to Kardigan fully executed payoff letters in form reasonably acceptable to Kardigan with respect to the debts for borrowed money described in Section 2.2 of the Company Disclosure Schedule (the “Paid Off Indebtedness”) specifying the aggregate amount of the obligations of the Company and its subsidiaries (including principal, interest, fees, expenses, prepayment penalties or payments and other amounts payable) that will be outstanding as of the Closing Date. At or prior to Closing, Kardigan shall repay the Paid Off Indebtedness in full.

(b) At least three (3) business days prior to the Closing Date, the Company shall deliver to Kardigan an invoice in form reasonably acceptable to Kardigan with respect to the aggregate amounts due and owing to the Representative for its engagement and services hereunder (such amount, the “Representative Invoice Amount”), which amount shall not be in excess of [***]. On the Closing Date, Kardigan shall pay or cause to be paid to the Representative, on behalf of the Securityholders, the Representative Invoice Amount and, for the avoidance of doubt, such Representative Invoice Amount shall be subject to the Set-Off Right pursuant to Section 2.3(j).

(c) On the Closing Date, Kardigan shall pay or cause to be paid to the Representative, on behalf of the Securityholders, an amount equal to [***] (such amount, the “Expense Fund Amount”) and, for the avoidance of doubt, such Expense Fund Amount shall be subject to the Set-Off Right pursuant to Section 2.3(j).

2.3 Milestone Payments.

(a) Milestone. Following the Closing, Kardigan shall pay, or cause to be paid, to the Securityholders and the Milestone Bonus Recipients, in accordance with the Milestone Allocation Schedule and this Section 2.3, an aggregate amount, in cash (subject to Section 2.3(e)) equal to the applicable Milestone Payment as set forth in the table below under “Milestone Payment” (each, a “Milestone Payment”) following achievement of the respective Milestone as set forth in the table below under “Milestone” (each, a “Milestone”), in each case, only to the extent such Milestone is achieved on or prior to February 28, 2029 (the “Milestone End Date”). The aggregate Milestone Payments that may be payable hereunder shall not exceed $200,000,000 (the “Maximum Milestone Payment”).

Milestone	Milestone Payment
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

(b) Certain Limitations.

(i) In no event shall Kardigan or any of its Affiliates or subsidiaries (including the Surviving Corporation) be obligated to (i) make payment(s) pursuant to this Section 2.3 in excess of the Maximum Milestone Payment or (ii) make any Milestone Payment to the Securityholders or the Milestone Bonus Recipients if an applicable Milestone, including all its individual components, is not achieved on or prior to the Milestone End Date.

(ii) [***].

(iii) [***].

(iv) [***].

(c) Milestone Reporting; Determination of Milestone Payment; Milestone Notice.

(i) [***].

(ii) [***].

(iii) [***].

(iv) [***].

(d) Payment. Promptly following the delivery of a Milestone Notice or the final determination of the Final Milestone Amount, the Representative shall deliver an update to the Securityholder Schedule to Kardigan, which spreadsheet shall set forth (i) the name, email and address of each Stockholder and the number of shares of each class or series of Company Capital Stock owned by such holder, (ii) the name, email and address of each Optionholder, the Company Stock Options held by such holder and, with respect to each Company Stock Option held by such Optionholder, the exercise price thereof, and whether such Optionholder is or has ever been an employee of the Company (or any predecessor of the Company), (iii) the name, email and address of each Milestone Bonus Recipient, the number of shares of Company Common Stock subject to such Milestone Bonus Recipient’s Promised Options and the deemed exercise price thereof, and whether such Milestone Bonus Recipient is or has ever been an employee of the Company (or any predecessor of the Company) and (iv) the Merger Consideration (provided, that for purposes of the Merger Consideration to be received by the holders of Company Stock Options or the Milestone Bonus Recipients, the exercise price of each such Company Stock Option or the deemed exercise price of each such Promised Option, respectively, shall be reduced from the proceeds received by such holder or recipient) to be received by each such holder upon achievement of such Milestone or the amount payable to the Milestone Bonus Recipient pursuant to the Milestone Bonus Agreement upon achievement of such Milestone, or, to the extent applicable, the portion of the Expense Fund Distribution to be received by each such holder, in respect of shares of Company Capital Stock and Company Stock Options held by each Securityholder (each, a “Milestone Allocation Schedule”); provided, that, for the avoidance of doubt, with respect to each Milestone Allocation Schedule, the Representative shall not be entitled to make any updates to the Securityholder Schedule to the number of shares of each class or series of Company Capital Stock owned by such Stockholder or the number of Company Stock Options and the exercise price thereof owned by such Optionholder or a Milestone Bonus Recipient’s Promised Options or the deemed exercise price thereof, as applicable. Each Milestone Allocation Schedule shall be prepared in accordance with applicable law, the Certificate of Incorporation of the Company (as in effect immediately prior to the Closing, the “Company Certificate of Incorporation”) and the Bylaws of the Company (the “Company Bylaws”) and any contract, agreement, instrument or plan governing each share of Company Capital Stock and each Company Stock Option, including, for the avoidance of doubt, this Agreement and the Set-Off Right. The allocations set forth in each Milestone Allocation Schedule delivered hereunder shall be fully binding on each Securityholder and Milestone Bonus Recipient, and Kardigan shall be entitled to rely conclusively on such Milestone Allocation Schedule as the final determination of the applicable amount owed to each Securityholder and each Milestone Bonus Recipient. Subject to the other provisions of this Section 2.3, Kardigan shall promptly (but in any event within five (5) business days of the later of receipt of the Milestone Allocation Schedule or the final determination of the Final Milestone Amount, or, with respect to the payments to Optionholders and Milestone Bonus Recipients, no later than the first payroll date that is at least five (5) business days of the later of receipt of the Milestone Allocation Schedule or the final determination of the Final Milestone Amount) pay, or cause to be paid, without interest, the applicable portion of the Milestone Payment to the Securityholders and Milestone Bonus Recipients, subject to applicable withholding and, with respect to any payments to Optionholders and Milestone Bonus Recipients, paid through Kardigan’s or the Surviving Corporation’s standard payroll and payment processes.

(e) Option to Deliver Capital Stock. [***].

(f) Milestones Not a Security. The right of any Securityholder or Milestone Bonus Recipient to receive any payment with respect to any Milestone Payment described in this Section 2.3 is solely a contractual right and is not a security for purposes of any federal or state securities laws. Accordingly, the right of a Securityholder or Milestone Bonus Recipient to receive any Milestone Payment: (i) shall not be represented by a certificate; (ii) does not represent an ownership interest in Kardigan, the Surviving Corporation or any other Affiliates of Kardigan; and (iii) does not entitle a Securityholder or Milestone Bonus Recipient to any rights common to equityholders of Kardigan or the Surviving Corporation, other than as expressly set forth herein. The right of the Securityholders and Milestone Bonus Recipients to receive their respective portions of any Milestone Payment (if earned) shall not cause the accrual or give rise to the payment of interest on any portion thereof (except as set forth in Section 2.3(h)). The rights or interests of any Securityholder or Milestone Bonus Recipient under this Section 2.3 may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, in whole or in part, without the consent of Kardigan, except (x) by operation of law, (y) upon death by will or intestacy, or (z) in the case of any Securityholder that is a partnership, corporation, limited liability company, trustee or similar entity, (1) to one or more partners, shareholders, members, beneficiaries or similar owners of or investors in such Securityholder or (2) a successor entity upon the sale of substantially all of the assets of such Securityholder (and any such disposal in violation of this Section 2.3(f) shall be null and void).

(g) Operation of the Surviving Corporation. The Representative (on behalf of all of the Securityholders) acknowledges and agrees that, from and after the Closing: (i) Kardigan shall have the right to own, operate, use, license and develop the assets of the Surviving Corporation, its Affiliates and the business of the Surviving Corporation in any way that Kardigan deems appropriate, in its sole discretion, (ii) Kardigan does not have any obligation, expressed or implied, to own, operate, use, license or develop the assets of the Surviving Corporation, its Affiliates or the business of the Surviving Corporation in order to maximize or expedite payment of the Milestone Payments, including any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise, (iii) Kardigan shall owe no duty, as a fiduciary or otherwise, to any of the Securityholders or Milestone Bonus Recipients in connection with its operation of the Surviving Corporation, its Affiliates or the business of the Surviving Corporation following the Closing, (iv) there is no assurance that any Securityholder or Milestone Bonus Recipient will receive any payment described in this Section 2.3, and (v) (I) neither Kardigan nor the Surviving Corporation has, prior to or after the date hereof, promised or projected any amounts to be received by the Securityholders or Milestone Bonus Recipients in respect of any payments described in this Section 2.3, (II) no Securityholder or Milestone Bonus Recipient is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof) in respect of any payment described in this Section 2.3, including with respect to the operation of the Surviving Corporation, its Affiliates or the business of the Surviving Corporation following the Closing and (III) the Representative, on behalf of each Securityholder hereby (x) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), (y) understands and agrees that any such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) are specifically disclaimed by Kardigan and the Surviving Corporation and (z) waives any right any Securityholder may otherwise have with respect to any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof); provided, however, that Kardigan undertakes to the Representative that at all times before the Milestone End date, Kardigan shall not take any action (or cause or permit anything to be done) in bad faith with the primary purpose of avoiding the payment of, or reducing the amount of, the Milestone Payments.

(h) Payment Delay. In the event that any Milestone Payment with respect to a Milestone is not paid by Kardigan in accordance with this Section 2.3 within the 60- day period after such Milestone is determined to be achieved, interest shall accrue on any amount due at a rate equal to the lesser of: (a) [***] the prime rate as published by The Wall Street Journal or any successor thereto on the last day of the required 60-day period or (b) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent, compounded monthly. Notwithstanding anything to the contrary, interest shall not accrue if such lack of payment is due to a good faith dispute of the achievement of a Milestone.

(i) Tax Treatment of Milestone Payment; Withholding. To the extent permitted by applicable law, the parties to this Agreement intend that the portion of the Milestone Payment payable to any holder of Kardigan Common Stock that is subject to U.S. income taxation be treated as deferred contingent purchase price eligible for installment sale treatment at the election of such holder under Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”) (subject to imputation of interest under Section 483 or Section 1274 of the Code). Kardigan, the Company, their Affiliates and any applicable withholding agent (the “Withholding Agent”) shall be entitled to withhold from payments made pursuant to this Agreement any amounts required to be withheld under applicable law and any such withheld amounts shall be treated as if paid to the Person in respect of which such amounts were withheld. The Withholding Agent agrees to cooperate with Securityholders in any withholding under any applicable law to ensure that any amounts required to be withheld are reduced to the fullest extent permitted by applicable law. Prior to any withholding pursuant to this Agreement, the Withholding Agent shall have requested properly executed United States Internal Revenue Service Form W-9 or Form W- 8, as applicable.

(j) Set-Off Right. Notwithstanding anything to the contrary in this Agreement, Kardigan shall be entitled to set-off the Representative Invoice Amount and the Expense Fund Amount against any Milestone Payments or the Expense Fund Distribution (each, a “Set-Off Event”) required to be made by Kardigan to the Securityholders pursuant to this Agreement (the “Set-Off Right”); provided, that, the Set-Off Right for the Representative Invoice Amount and the Expense Fund Amount shall apply to the first Set-Off Event(s) that are payable hereunder until such amounts are satisfied in full. Following application of the Set-Off Right, the remaining amounts payable pursuant to such Set-Off Event (if any) shall be paid to the Securityholders in accordance with the then-applicable Milestone Allocation Schedule.

(k) Transaction Bonus Payments. The Company has entered into transaction bonus release letters (the “Milestone Bonus Agreements”) with certain of its employees and other service providers set forth on Section 3.3(a) of the Company Disclosure Schedule (each, a “Milestone Bonus Recipient”) which provide for potential payments (which shall be funded out of, and shall reduce, the Milestone Payments that would otherwise be payable to the Securityholders under this Section 2.3) to the Milestone Bonus Recipients based on and subject to the achievement of the Milestones as set forth in this Section 2.3 and in the Milestone Bonus Agreements. Kardigan shall pay, or cause to be paid, to the Milestone Bonus Recipients, in cash (subject to Section 2.3(e)) any and all amounts payable pursuant to the Milestone Bonus Agreements, in accordance with the Milestone Allocation Schedule, the Milestone Bonus Agreements and this Section 2.3.

(l) Certain Definitions.

(i) “Affiliate” means (i) any entity directly or indirectly controlled by, controlling, or under common control with, a Person, and (ii) “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (A) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (B) beneficial ownership of more than fifty percent (50%) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

(ii) [***].

(iii) “Kardigan Board” means the Board of Directors of Kardigan.

(iv) [***].

(v) [***].

(vi) [***].

(vii) [***].

(viii) [***].

(ix) [***].

(x) [***].

(xi) [***].

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Kardigan and MergerSub as follows, as of the date of this Agreement and as of the Closing, except as modified and/or qualified by the disclosures set forth in the Disclosure Schedule of the Company delivered to Kardigan concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (with each Section or Subsection of the Company Disclosure Schedule qualifying only the corresponding Section or Subsection of this Agreement; provided that (i) an item disclosed in any Schedule shall be deemed to have been disclosed for each other Section or Subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure and (ii) cross references between Sections or Subsections as to the disclosure set forth therein shall be deemed to have the same effect as if the disclosure cross referenced shall have been fully set forth therein):

3.1 Organization and Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company

Material Adverse Effect (as defined below). For purposes of this Agreement, “Company Material Adverse Effect” means any change, circumstance, development, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement. “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more subsidiaries, (a) owns more than fifty percent (50%) of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or other similar capacity. “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

3.2 Power, Authorization and Validity.

(a) The Company has all requisite legal and corporate power and authority to enter into and perform its obligations under this Agreement and each other agreement and instrument to be executed by the Company pursuant to this Agreement (including the Milestone Bonus Agreements) (collectively, the “Ancillary Agreements”), and, subject to the receipt of the Company Merger Consent (as defined herein), to consummate the transactions contemplated hereby and thereby.

(b) The Company Merger Consent is sufficient for the holders of Company Capital Stock to adopt this Agreement, and no other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than (i) such corporate proceedings that have been completed prior to the execution and delivery of this Agreement, and (ii) the filing and recordation of the Certificate of Merger and such other documents as required in accordance with the provisions of the DGCL). The Board of Directors of the Company has, as of the date hereof, (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) This Agreement and the Ancillary Agreements have been or will be duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms subject to the effect, if any, of applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware or (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 16,810,667 shares of the Company’s Common Stock (the “Company Common Stock”), of which 16,500,000 shares are classified as Common Stock, 9,253,000 of which are issued and outstanding as of the date of this Agreement and 310,667 of which are classified as Non-Voting Common Stock, none of which are issued and outstanding as of the date of this Agreement, (ii) 3,399,998 shares of the Company’s Series A Preferred Stock, 3,175,331 of which are issued and outstanding as of the date of this Agreement (the “Company Series A Preferred Stock”) and (iii) 310,667 shares of the Company’s Series A-1 Preferred Stock, of which 310,667 shares are issued and outstanding as of the date of this Agreement (the “Company Series A-1 Preferred Stock” and, together with the Company Series A Preferred Stock, collectively, the “Company Preferred Stock”). In addition, no shares of capital stock are held by the Company in its treasury, and 1,719,000 shares of Company Common Stock are subject to outstanding Company Stock Options and an additional 1,384,941 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Plans. All issued and outstanding shares of Company Capital Stock have been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or other law, or under any of the Company’s agreements. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company. There are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the holders of capital stock of the Company as of the date of this Agreement, showing the number of shares of such capital stock, and the class or series of such shares and whether such shares are subject to any vesting or other restrictions, held by each such stockholder immediately prior to the Closing. All of the issued and outstanding shares of Company Capital Stock have been offered, issued and sold in compliance in all material respects with all applicable federal and state securities laws.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, there is no contract between the Company and any holder of its securities relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), or registration under the Securities Act of 1933 or voting, of any its capital stock.

(d) Except as set forth on Section 3.3(d), the Company does not have, and the Company, together with its predecessors, has never had, any subsidiaries and does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock in any Person.

(e) Section 3.3(e) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Stock Options, together with the number of shares of Company Capital Stock subject to such Company Stock Options, the date of grant or issuance, the exercise price and the expiration date of such Company Stock Options, the vesting schedule thereof (including any acceleration in respect thereof), and whether such Company Stock Option is held by a former or current employee. With respect to each Company Stock Option, to the knowledge of the Company, (A) each such grant was made in accordance with applicable laws in all material respects, and (B) the per share exercise price of each Company Stock Option is no less than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date of such Company Stock Option. All Company Stock Options were granted under and in accordance with the terms of the Company’s Amended and Restated 2021 Stock Option and Grant Plan.

3.4 No Violation. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in (a) a violation of the Company Governing Documents, or (b) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, violation of, give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of the Company under, (i) any instrument, indenture, lease, mortgage or other agreement or contract to which the Company is a party or by which the Company’s assets or properties may be subject except as would not reasonably be expected to have a Company Material Adverse Effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Company or its assets or properties. Except as set forth on Section 3.4 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not require the consent of any third person with respect to the licenses, franchises, leases or agreements of the Company, and will not have a Company Material Adverse Effect upon any such licenses, franchises, leases or agreements. “Company Governing Documents” means the (i) Company Certificate of Incorporation, (ii) Company Bylaws, (iii) the Company’s Investors’ Rights Agreement, by and among the Company and the other parties thereto, dated July 14, 2023, (iv) the Company’s Voting Agreement, by and among the Company and the other parties thereto, dated July 14, 2023, and (v) the Company’s Right of First Refusal and Co-Sale Agreement, by and among the Company and the other parties thereto, dated July 14, 2023.

3.5 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations or any other claims, pending or threatened in writing against the Company or its Subsidiaries or, against any of the Company’s or any of its Subsidiaries’ assets or properties or any of the Company’s or any of its Subsidiaries’ officers or directors, in their capacities as such, in each case if resolved adversely to the Company or applicable Subsidiary, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no reasonable basis for any such suit, action, proceeding, investigation or claim exists, and there are no orders, judgments, injunctions or decrees of any Governmental Entity to which the Company or any of its Subsidiaries has been named or is a party which apply, in whole or in part, to the business of the Company or any of its Subsidiaries, any of the Company’s or any of its Subsidiaries’ properties or any of the Company’s or any of its Subsidiaries’ officers or directors, in each case which would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the “knowledge of the Company” and words of similar import shall mean the actual knowledge of the executive officers of the Company.

3.6 Financial Statements; No Undisclosed Liabilities. Section 3.6 of the Company Disclosure Schedule sets forth true, correct and complete copies of the unaudited consolidated balance sheet (the “Company Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended November 30, 2024 (the “Company Balance Sheet Date”). The foregoing financial statements have been prepared in all material respects in accordance with GAAP, except for the absence of footnotes. The Company and its Subsidiaries do not have any material liabilities of the type required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities which (a) have been reflected or adequately reserved against in the Company Balance Sheet and (b) have arisen in the ordinary course since the Company Balance Sheet Date or in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the Merger.

3.7 Compliance with Law.

(a) In the past three (3) years, the Company and its Subsidiaries have complied in all material respects with, are not in violation of, and have not received any written notices of violation with respect to any law applicable to the conduct, ownership or operation of its business , including without limitation, any applicable Health Care Laws. For purposes of this Agreement, “Health Care Laws” shall mean all health care laws applicable to the ownership, testing, development, sale, marketing, promotion, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of, or the provision of Prolaio Products and Services, including but not limited to, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq), the Health Information and Technology for Economic and Clinical Health Act (42 U.S.C. §§ 300jj et seq. and 42 U.S.C. §§ 17901 et seq.), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a- 7a), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), any other laws pertaining to or governing a government healthcare program, state corporate practice of medicine and fee-splitting prohibitions, and all other comparable local, state, federal, national, supranational, and foreign laws, in each case, as amended and the regulations promulgated thereunder.

(b) No manufacturing site that is conducting manufacturing operations for any Prolaio Products and Services is or has been, subject to a shutdown or import or export prohibition imposed or requested by the U.S. Food and Drug Administration (“FDA”) or another Governmental Entity with respect to such Prolaio Products and Services. Neither the Company, its Subsidiaries nor to the Company’s knowledge, any contract manufacturer for the Company or its Subsidiaries with respect to such Prolaio Products and Services has received any: (i) warning letter, untitled letter or written requirements from any Governmental Entity, including without limitation, the FDA, to make changes to such Prolaio Products and Services, that if not complied with, would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notification of any pending or, to the Company’s knowledge, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, alleging or asserting material non-compliance by, or material liability of, the Company or any of its Subsidiaries under any applicable Health Care Laws. The Company and its Subsidiaries are not a party to and do not have any ongoing reporting or disclosure obligations pursuant to or under any order by a Governmental Entity or corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity.

(c) The Company and its Subsidiaries possess all permits, licenses, registrations, certificates, exemptions, authorizations, approvals, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business (collectively, “Regulatory Permits”), including all such Regulatory Permits required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials, which Regulatory Permits are set forth on Section 3.7 of the Company Disclosure Schedule. The Company and its Subsidiaries have not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such Regulatory Permit.

(d) None of the Company, its Subsidiaries any of their respective officers, directors, employees or, to the Company’s knowledge, contractors or agents of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, including under 21 U.S.C Section 335(a), 42 U.S.C. Section 1320(a)-7 or any similar Health Care Law.

(e) All nonclinical, preclinical studies, and clinical trials conducted by or on behalf of the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has participated, have been or are being conducted in material compliance with all applicable Health Care Laws, including without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations codified at 21 C.F.R. parts 11, 50, 54, 56, 58, 312 and 812, or any similar requirements under foreign law, and any written study protocols to which such studies or clinical trials are or were subject.

(f) During the past three (3) years, there have been no material recalls, field notifications, field corrections, market withdrawals, “dear doctor” letters, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Prolaio Products and Services (collectively, “Safety Notices”). To the Company’s knowledge, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to any Prolaio Products and Services, (ii) a material and adverse change in the marketing classification or labeling of any Prolaio Products and Services; or (iii) a material termination or suspension of marketing or development of any Prolaio Products and Services.

(g) Neither the Company, its Subsidiaries, nor any of their respective officers, employees, or, to the Company’s knowledge, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (October 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither the Company, its Subsidiaries nor any of their respective officers, employees, or to the Company’s knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. The Company and its Subsidiaries have not received any notices or correspondence from the FDA or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries.

(h) Neither the Company, its Subsidiaries nor any professional entity wholly owned by one or more licensed physicians or other licensed health care professionals managed by the Company or any of its Subsidiaries, has participated in, received reimbursement from, enrolled in or billed any government healthcare program or other third-party payor.

3.8 Permits. The Company and its Subsidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.9 Employee Matters.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all Persons who are employees, independent contractors or consultants of the Company and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate, hourly rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) if an employee, whether classified as exempt or non-exempt for wage and hour purposes. Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or any of its Subsidiaries with respect to any compensation, commissions, bonuses or fees.

(b) There are no charges, grievances, complaints, claims or actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries asserting that the Company or any of its Subsidiaries has committed an unfair labor practice within the meaning of the National Labor Relations Act or other similar law and the Company and its Subsidiaries have not committed any material unfair labor practice. There are no and there have been no formal or informal grievances, complaints, litigation, arbitration, governmental audits, governmental investigations or charges with respect to employment or labor matters (including allegations of employment discrimination, harassment, retaliation, or unfair labor practices, and noncompliance with wage and hour laws) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally.

(c) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with applicable laws respecting employment and employment practices, including all laws relating to terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, labor relations, equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, leaves of absence, paid sick leave, unemployment insurance and wages and hours, including Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and the applicable rules and regulations adopted by those federal agencies responsible for the administration of such laws. To the knowledge of the Company, all employees of the Company and its Subsidiaries that are classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are and have been properly classified. To the extent that independent contractors are currently or have been employed or engaged by the Company or its Subsidiaries, the Company or such Subsidiary has properly classified and treated them in accordance with applicable laws and for purposes of all wage, hour, classification and tax laws and regulations and employee benefit plans and perquisites. The Company and its Subsidiaries is in compliance with, and has complied with, all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(d) Within the last three (3) years, the Company and its Subsidiaries have not implemented any plant closing or “mass layoff” of employees requiring notice under WARN or such applicable state law. The Company and its Subsidiaries have complied with the WARN Act, and has not made plans to undertake any action in the future that would trigger the WARN Act.

(e) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other contract with any union or labor organization, or work rules or practices agreed to with any union or labor organization.

3.10 Intellectual Property. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company or its Subsidiaries violates or will violate any license to, or infringes or will infringe any patent rights of, any other party. Other than with respect to commercially available software products, agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of business of the Company and its Subsidiaries, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, or tangible embodiments of any of the foregoing (collectively “Intellectual Property Rights”), owned or used by the Company or any of its Subsidiaries in the conduct of the Company’s business as now conducted and as presently proposed to be conducted (collectively “Company Intellectual Property”), nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other party. The Company and its Subsidiaries have not received any written communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, or other proprietary rights or processes of any other party. The Company and its Subsidiaries have obtained and possesses valid licenses to use all software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s and its Subsidiaries’ business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company or its Subsidiaries. Each employee and consultant who has contributed to the discovery or development of any of the Company Intellectual Property has assigned to the Company or its Subsidiaries all Intellectual Property Rights he or she owns that are related to the Company’s or its Subsidiaries’ business as now conducted and as presently proposed to be conducted. Section 3.10 of the Company Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered copyrights and domain names owned by the Company or its Subsidiaries or exclusively licensed to the Company or its Subsidiaries for use in the conduct of the Company’s or its Subsidiaries business as now conducted and as presently proposed to be conducted. For purposes of this Section 3.10, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

3.11 Data Privacy & Security.

(a) The Company and its Subsidiaries are operating, and for the past three (3) years has operated, in material compliance with: (i) applicable laws and regulations relating to the Processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information; (ii) all published, posted, and internal agreements and policies relating to the Company’s or its Subsidiaries’ Processing of Personal Information; (iii) terms of any agreements to which the Company or its Subsidiaries is bound relating to the Company’s or its Subsidiaries’ Processing of Personal Information; and (iv) applicable industry standards, including the Payment Card Industry Data Security Standard (collectively, the “Data Protection Requirements”). The Company and its Subsidiaries has adopted and published privacy notices and policies that accurately describe the privacy practices of the Company and its Subsidiaries, to any website, mobile application or other electronic platform and complied with those notices and policies, and no such notices or disclosures have been inaccurate, misleading or deceptive. The Company and its Subsidiaries have not received any written complaints regarding the Processing of Personal Information by the Company, its Subsidiaries or by third parties to whom the Company or its Subsidiaries has provided any Personal Information. “Process” or “Processing” or “Processed” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, protection, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination or combination of such data. “Personal Information” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or any other data or information that constitutes “personal data,” “personal information,” “protected health information,” or “personally identifiable information” under any Data Protection Requirements.

(b) To the extent applicable, the Company and its Subsidiaries have all necessary authority, rights, consents and authorizations to Process any Personal Information maintained by or for the Company and its Subsidiaries to the extent required in connection with the operation of the Company’s and its Subsidiaries’ business as currently conducted and as proposed to be conducted. The Company and its Subsidiaries do not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Data Protection Requirements. The Company and its Subsidiaries have obtained written agreements from all subcontractors to which the Company and its Subsidiaries have provided or disclosed Personal Information that satisfy the requirements of applicable Data Protection Requirements (“Data Partner”), and to the knowledge of the Company, no such Data Partner is in material breach of any such agreement.

(c) The Company and its Subsidiaries have appropriate physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with reasonable industry practices.

(d) Other than as set forth on Schedule 3.11(d), the Company and its Subsidiaries have not experienced any breach of security or other loss, unauthorized access, use or disclosure of Personal Information in the possession, custody or control of the Company or its Subsidiaries, including any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) or successful “security incident” (as defined in 45 C.F.R. § 164.304) with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Company or its Subsidiaries (each, a “Security Incident”). To the knowledge of the Company, no Data Partner has experienced any Security Incident or made or has been required to make any disclosure, notification or take any other action under any applicable Data Protection Requirements in connection with any Security Incident with respect to any Personal Information Processed by the Data Partner for or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries have made all notifications to customers or individuals required to be made by the Company or any of its Subsidiaries under applicable Data Protection Requirements arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Information by any Person of which the Company has knowledge.

(e) No Person (including any Governmental Entity) has threatened to assert a suit, action, or legal, administrative, arbitration proceeding or governmental investigation or any other claim, pursuant to any written notice, or commenced any suit, action, or legal, administrative, arbitration proceeding or governmental investigation or any other claim, with respect to any alleged violation of any Data Protection Requirements or any privacy or data protection practices of the Company or its Subsidiaries, including any loss, damage or unauthorized Processing or other misuse of any Personal Information maintained by, or on behalf of, the Company or its Subsidiaries. The execution, delivery and performance of this Agreement or any other agreement referred to in this Agreement complies and will comply with all applicable Data Protection Requirements in all material respects.

3.12 Tax Matters. The Company and its Subsidiaries have filed all material tax returns, and any other documents required to be filed in connection with the determination, assessment or collection of any material taxes, that are required to have been filed by it in a timely manner, and such tax returns and other documents are true, correct and complete in all material respects. Any material taxes due and owing by the Company or its Subsidiaries have been timely paid. The Company and its Subsidiaries have withheld and paid all material taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person. The Company and its Subsidiaries do not have any deficiency, audit, examination, investigation or other proceeding in respect of taxes or tax matters that is in progress or to its knowledge pending. The Company and its Subsidiaries have not waived any statute of limitations with respect to any tax or agreed to any extension of time with respect to a tax assessment or deficiency. There are no liens for taxes on any property or assets of the Company or its Subsidiaries except for liens for taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s financial statements in accordance with GAAP. The Company and its Subsidiaries have never participated or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. law). Within the past two (2) years, the Company and its Subsidiaries have not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. The Company and its Subsidiaries (i) have not been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing tax returns or paying, (ii) have not been a party to or bound by, or has any obligation under, any tax sharing, tax indemnity or similar agreement or (iii) have no liability for taxes of any Person under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign tax law), as transferee or successor, by contract or otherwise. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) any accounting method change (including due to use of an improper accounting method) or agreement with any taxing authority filed or made on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), or (iv) any prepaid amount or deferred revenue received outside of the ordinary course of business on or prior to the Closing.

3.13 Insurance. The Company and its Subsidiaries have the insurance policies set forth in Section 3.13 of the Company Disclosure Schedule and all such policies are in full force and effect.

3.14 Real Property. The Company and its Subsidiaries do not own any real property, and the Company and its Subsidiaries do not own any interest in real property, except for the leaseholds created under the contracts identified in Section 3.14 of the Company Disclosure Schedule (such interests, the “Leased Real Property” and such contracts, the “Real Property Leases”). The Company and its Subsidiaries are in compliance with such Real Property Leases and has valid and subsisting leasehold interests in all Leased Real Property, in each case free and clear of all liens. The Company and its Subsidiaries have not granted any other Person the right to occupy or use any Leased Real Property. The Company and its Subsidiaries are not a party to any contract granting to any other Person the right of use or occupancy of any Leased Real Property. The Company and its Subsidiaries have not received written notice of (a) default, or intention to terminate or not renew, any Real Property Lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property. The Company and its Subsidiaries have no existing offsets, defenses, counterclaims, or credits against rentals under any provision of the Real Property Leases, other than any security deposit.

3.15 Title to Assets. The Company or its Subsidiaries have good and valid title to all assets owned or purported to be owned by it as of the date of this Agreement and necessary for the conduct of the Company’s and its Subsidiaries’ business, taken as a whole, and such assets are owned by the Company or its Subsidiaries free and clear of any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal or first offer, preemptive right, title retention, community property interest, or similar restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the use of, or receipt of any income derived from, any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (collectively, “Encumbrances”) (other than any (a) statutory liens for taxes (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the applicable financial statements in accordance with U.S. Generally Accepted Accounting Principles, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted, or which arise, in the ordinary course of business consistent with past practice as to which there is no default, (c) with respect to leased property, any interest in title of the lessor under the applicable lease (other than a capital lease) entered into by the Company or its Subsidiaries in the ordinary course of business and under which there is no default by the Company or its Subsidiaries, (d) non-exclusive licenses of Intellectual Property Rights entered in the ordinary course of business consistent with past practice and (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such real property or that are otherwise set forth on a title report).

3.16 Contracts. Section 3.16 of the Company Disclosure Schedule lists each of the following contract to which the Company or its Subsidiaries is bound as of the date of this Agreement, including all amendments, extensions, supplements and modifications thereto:

(a) any contract involving payments to or by the Company or its Subsidiaries in excess of $[***] annually;

(b) any joint venture a partnership to which the Company or any of its Subsidiaries is a party, or to which the business is subject;

(c) any contract which prohibits or restricts or limits, in any material respect, (1) the geographies or businesses in which the Company or any of its Subsidiaries may operate its business or (2) the Company’s or any of its Subsidiaries’ ability to compete with any Person anywhere in the world and during any period of time;

(d) any contract relating to the borrowing or lending of money or to mortgaging, pledging or otherwise placing or granting an encumbrance on any portion of the assets of the Company or any of its Subsidiaries, or otherwise related to indebtedness;

(e) any contract related to the guaranty of any obligation for borrowed money of any third party or other material guaranty of any obligation of a third party;

(f) any contract involving the settlement, release, compromise or waiver by the Company or any of its Subsidiaries of any material rights, claims, obligations, duties or liabilities;

(g) any contract for the acquisition and/or disposition of assets or properties, including any option to acquire or sell any assets or properties, other than contracts for the purchase or sale of goods or services in the ordinary course of business;

(h) any contract with any officer, director or holder of Company Capital Stock;

(i) any contract under which the Company or any of its Subsidiaries is granted any license, access or other right to Intellectual Property Rights (other than (x) non exclusive licenses granted by service providers in the ordinary course of business, (y) confidentiality or non-disclosure agreements entered into in the in the ordinary course of business with and (z) nonexclusive contracts for the use of commercially available “off-the-shelf” software or open source software for an annual aggregate amount of less than $[***]); or

(j) any contract that provides for any severance, retention, transaction change of control or similar payment (including any payment that is triggered in whole or in part by the Merger alone or in connection with any other event).

The Company has made available to Kardigan accurate and complete copies of each contract listed on Section 3.16 of the Company Disclosure Schedule, in each case, as amended and in effect. Each contract required to be disclosed on Section 3.16 of the Company Disclosure Schedule is enforceable against the Company or its Subsidiaries, as applicable, and to the knowledge of the Company, against each other party to such contract, in each case, subject to the effect, if any, of applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles. Neither the Company or its Subsidiaries nor, to the knowledge of the Company, any other party to any contract required to be disclosed on Section 3.16 of the Company Disclosure, is in breach or violation of, or default under, any such contract.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each (i) employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, programs, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan, and each other employee benefit plan, agreement, and arrangement, not described in (i) above; and (iii) plan or arrangement providing compensation to employees, officers, independent contractors or consultants and non-employee directors, in each case in which the Company or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or under which the Company or any of its Subsidiaries has or could have any liability, including such plans that provide benefits to or otherwise cover any current or former employee, officer or director of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) (each, a “Company Employee Plan”). The Company has made available to Kardigan true and complete copies of (i) each Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any summary plan descriptions thereof and all modifications thereto, (ii) Forms 5500 in each of the most recent two (2) plan years, including all schedules thereto, (iii) with respect to any Company Employee Plan that purports to meet the requirements of Section 401(a) of the Code, the most recent determination letter issued by the IRS, (iv) all material, non-routine correspondence to and from any Governmental Entity to the Company and its Subsidiaries regarding any Company Employee Plan during the past three (3) years, (v) any trust documents, funding vehicles and any material third-party contracts with respect to such Company Employee Plan, and (vi) the last three years of non-discrimination testing results.

(b) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification. All payments and/or contributions required to have been timely made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable law.

(c) Each Company Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, and the Patient Protection and Affordable Care Act.

(d) Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (each, a “Company ERISA Affiliate”) has ever maintained any employee plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is or was a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(e) None of the Company Employee Plans provides, and the Company and its Subsidiaries have never promised to provide, health care or any other non-pension benefits to any employees after their employment is terminated other than (i) as required by Part 6 of Subtitle B of Title I of ERISA or similar state law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee of former employee) or (iii) benefits provided during any period during which the former employee is receiving severance pay.

(f) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) except as required by this Agreement, result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of the Company or its Subsidiaries, or (B) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code. The Company and its Subsidiaries do not have any obligation to compensate any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries for any tax or related interest or penalties incurred by such individual under applicable law, including under Section 4999 or Section 409A of the Code.

4. Representations of Kardigan and MergerSub. Kardigan and MergerSub hereby represent and warrant to the Company as follows, as of the date of this Agreement and as of the Closing:

4.1 Organization and Good Standing. Each of Kardigan and MergerSub (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of their respective business or the ownership of their respective properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Kardigan Material Adverse Effect (as defined below). For purposes of this Agreement, “Kardigan Material Adverse Effect” means any change, circumstance, development, event or effect that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Kardigan or MergerSub of the Merger or the other transactions contemplated by this Agreement.

4.2 Power, Authority and Validity.

(a) Each of Kardigan and MergerSub has all requisite legal and corporate power and authority to enter into and perform its obligations under this Agreement and each other Ancillary Agreement to be executed by Kardigan or MergerSub, and, subject to the receipt of the MergerSub Consent (as defined herein), to consummate the transactions contemplated hereby and thereby.

(b) The MergerSub Consent is sufficient for MergerSub to adopt this Agreement, and no other corporate proceedings by Kardigan or MergerSub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than (i) such corporate proceedings that have been completed prior to the execution and delivery of this Agreement, and (ii) the filing and recordation of the Certificate of Merger and such other documents as required in accordance with the provisions of the DGCL). The Board of Directors of each of Kardigan and MergerSub has, as of the date hereof, (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Kardigan and MergerSub and each of its respective stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, (iii) in the case of MergerSub, directed that this Agreement and the Merger be submitted to the stockholders of MergerSub for their adoption and approval by written consent and (iv) in the case of Kardigan, resolved to recommend that the stockholders of Kardigan vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) This Agreement and the Ancillary Agreements have been or will be duly executed and delivered by Kardigan and MergerSub and constitute valid and binding obligations of Kardigan and MergerSub, enforceable in accordance with their respective terms subject to the effect, if any, of applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Kardigan or MergerSub in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware or (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

4.3 No Violation. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in (a) a violation of the Certificate of Incorporation or By-laws of Kardigan or MergerSub, or (b) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, violation of, give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of Kardigan or MergerSub under, (i) any instrument, indenture, lease, mortgage or other agreement or contract to which Kardigan or MergerSub is a party or by which Kardigan’s or MergerSub’s assets or properties may be subject except as would not reasonably be expected to have a Kardigan Material Adverse Effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to Kardigan or MergerSub or its assets or properties, other than as may be required under the HartScott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period, and any other applicable antitrust or competition laws. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not require the consent of any third person with respect to the licenses, franchises, leases or agreements of Kardigan, and will not have a Kardigan Material Adverse Effect upon any such licenses, franchises, leases or agreements.

4.4 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations or any other claims, pending or threatened in writing against Kardigan or MergerSub or, against any of either Kardigan or MergerSub’s assets or properties or any of Kardigan or MergerSub’s officers or directors, in their capacities as such, in each case if resolved adversely to Kardigan or MergerSub, would reasonably be expected to have a Kardigan Material Adverse Effect. To the knowledge of Kardigan and MergerSub, no reasonable basis for any of the foregoing exists. To the knowledge of Kardigan, no reasonable basis for any such suit, action, proceeding, investigation or claim exists, and there are no orders, judgments, injunctions or decrees of any Governmental Entity to which Kardigan or any of its Subsidiaries has been named or is a party which apply, in whole or in part, to the business of Kardigan or any of its Subsidiaries, any of Kardigan’s or any of its Subsidiaries’ properties or any of Kardigan’s or any of its Subsidiaries’ officers or directors, in each case which would reasonably be expected to have a Kardigan Material Adverse Effect. For purposes of this Agreement, the “knowledge of Kardigan” and words of similar import shall mean the actual knowledge of the executive officers of Kardigan.

4.5 Compliance with Law. In the past three (3) years, Kardigan and its Subsidiaries have complied in all material respects with, are not in violation of, and have not received any written notices of violation with respect to any law applicable to the conduct, ownership or operation of its business, including without limitation, any applicable Health Care Laws, that would reasonably be expected to result in a material liability to Kardigan and its Subsidiaries, taken as a whole.

5. Covenants.

5.1 Letter of Transmittal. As promptly as reasonably practicable after the date of this Agreement (and in any event within ten (10) days of the date of this Agreement), the Company shall cause to be mailed or otherwise delivered to each holder of record of Company Capital Stock at the address of record with the Company a Stockholder Letter of Transmittal advising such holder of the procedures for completing the Stockholder Letter of Transmittal (with all other documentation required to be delivered pursuant to the Stockholder Letter of Transmittal) in exchange for Merger Consideration pursuant to Article II.

5.2 280G Stockholder Approval. As soon as practicable and in any event no later than the date hereof, the Company shall submit to the Stockholders for approval (in a manner reasonably satisfactory to Kardigan), in accordance with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Kardigan, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Kardigan notification and documentation reasonably satisfactory to Kardigan that (a) a vote of the holders of shares of Company Capital Stock was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (b) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments that are “excess parachute payments” (within the meaning of Section 280G of the Code), pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the vote of the Stockholders pursuant to this Section 5.2. The Company agrees to provide Kardigan written drafts of all solicitation documents for the 280G Stockholder Approval (including the shareholder disclosure statement, waivers and stockholder approval forms) in advance no less than five (5) days of delivering such documents to the “disqualified individuals” and Stockholders, for advance review and approval by Kardigan, such approval not to be unreasonably withheld, conditioned or delayed.

5.3 Right of First Notice.

(a) In the event (i) Kardigan or any of its Affiliates intend to, directly or indirectly, pursue a Prolaio Sale, including any determination of Kardigan’s Board of Directors or authorization by Kardigan’s Board of Directors or any officers of Kardigan or any of its Affiliates to initiate a process to explore or pursue, or to explore or pursue, a Prolaio Sale, or (ii) Kardigan or any of its Affiliates receives a bona fide written offer, proposal or indication of interest for a Prolaio Sale that it intends to pursue or negotiate, then Kardigan will promptly notify the Company (before the Closing) and the Representative (after the Closing) in writing thereof (a “ROFN Notice”); provided, however, that in no event will Kardigan be required to provide any information concerning any bids, proposals or terms submitted by any third party (including the identity of any other Person). Kardigan shall not be required to provide more than one ROFN Notice in any twelve (12) month period (the “Effective Period”) with respect to any Prolaio Sale related to or substantially similar to the Prolaio Sale for which a ROFN Notice was delivered (a “Noticed Transaction”). As used herein, “Prolaio Sale” means (x) a sale of a majority of the outstanding equity interests of the Company or (y) a sale of all or substantially all of the Prolaio Products and Services, as determined in good faith by Kardigan’s Board of Directors, in each case, other than to an Affiliate of Kardigan (for the avoidance of doubt, a “Prolaio Sale” excludes (1) any such sale described in the foregoing clauses (x) or (y) in connection with any internal reorganization of Kardigan or its Affiliates or (2) any sale of all or substantially all of the assets of Kardigan or a majority of the outstanding equity interests of Kardigan).

(b) Upon delivery of the ROFN Notice to the Company (before the Closing) and the Representative (after the Closing) in accordance with Section 5.3(a), Kardigan shall have no further obligations, and the Representative shall have no further rights, with respect to the Noticed Transaction during the Effective Period. Without limiting the generality of the foregoing, nothing in this letter agreement shall (i) in any way restrict Kardigan from (a) providing any information to any third party with respect to a Noticed Transaction during the Effective Period or (b) entering into any letter of intent, confidentiality agreements, definitive agreements or similar instruments or agreements or consummating any transaction with respect to a Noticed Transaction during the Effective Period or (ii) provide the Company (before the Closing) and the Representative (after the Closing) any exclusive rights with respect any Noticed Transaction (or Prolaio Sale).

(c) The obligations set forth in Section 5.3(a) will immediately terminate and have no effect on the earlier to occur of (i) the five (5) year anniversary of the Closing and (ii) the consummation of a Noticed Transaction.

5.4 Restriction on Prolaio Sale. [***]:

(a) [***].

(b) [***].

6. Closing Conditions.

6.1 Conditions to Obligations of each Party. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing of each of the following conditions:

(a) No Legal Restraint. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, restrains, enjoins or makes illegal the consummation of the Merger, and there shall not be any threatened, instituted or pending action by a Governmental Entity seeking to prohibit, restrain or enjoin the consummation of the Merger or other transactions under this Agreement.

(b) Merger Consents.

(i) This Agreement shall have been approved and adopted by unanimous consent of the stockholders of the Company pursuant to the applicable provisions of the DGCL and the Company Certificate of Incorporation and Company Bylaws (the “Company Merger Consent”).

(ii) This Agreement shall have been approved and adopted by the requisite approval of the sole stockholder of MergerSub pursuant to the applicable provisions of the DGCL and the Certificate of Incorporation and By-laws of MergerSub (the “MergerSub Consent”).

6.2 Conditions of Obligations of Kardigan and MergerSub. The obligations of Kardigan and MergerSub to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Kardigan) on or prior to the Closing of each of the following conditions:

(a) FIRPTA Certificate. The Company shall have executed and provided to Kardigan a properly completed certificate and accompanying notice, in a form that complies with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and is reasonably acceptable to Kardigan, certifying that the Company is, and has not been during the applicable time period set forth in Section 897(c)(1)(A) of the Code a “United States real property holding corporation”.

(b) Resignation of Officers and Directors. The Company shall have delivered to Kardigan executed written resignations in customary form from all officers and directors of the Company with such resignations to become effective at the Closing.

(c) Termination of Agreements. The Company shall have terminated each of the agreements and plans listed on Schedule A.

(d) Parachute Payment Waivers. The Company shall deliver to Kardigan, at or prior to the Closing, a parachute payment waiver, in substantially the form attached hereto as Exhibit E (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.2.

(e) Section 280G Approval. The Company shall have delivered to Kardigan the notification and evidence required by Section 5.2.

7. Termination.

7.1 Termination Events. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of shareholder approval of any respective party:

(a) by mutual written consent of Kardigan and the Company;

(b) by either Kardigan or the Company if the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by any law applicable to the Merger or the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(c) by either Kardigan or the Company (provided that the party attempting to terminate is not in material breach of any representation, warranty, covenant or other agreement of such party contained herein) if (i) there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party such that the conditions contained in Section 6 would not be satisfied; (ii) such material breach has not been waived by the terminating party, and (iii) such material breach has not been cured within 30 days following the terminating party’s written notice of such breach;

(d) by Kardigan or the Company, if the Closing has not occurred on or before the date that is ninety (90) days after the date of this Agreement; provided, however, that each party’s right to terminate this Agreement pursuant to this clause (d) will not be available to such party in the event that such party’s breach of a representation, warranty or covenant contained in this Agreement is a principal cause of the failure of the Closing to occur by such date; and

(e) if the Company Merger Consent has not been delivered to Kardigan by 5:00 p.m. Eastern Time as of the day immediately following the date of this Agreement.

7.2 Termination Procedure. If either Kardigan or the Company wishes to terminate this Agreement pursuant to Section 7.1, such party shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

7.3 Effect of Termination. Except as otherwise set forth in this Section 7.3, in the event this Agreement is terminated pursuant to Section 7.1 and Section 7.2, this Agreement will immediately terminate and have no effect, without any liability or obligation on the part of any party hereto or its respective affiliates, officers, directors, employees or stockholders; provided, however, that none of the Company, Kardigan nor MergerSub shall be relieved of any obligation or liability arising from its (a) willful failure to perform a covenant of such party contained in this Agreement, or (b) fraud (with scienter). The provisions set forth in this Section 7.3 and Section 8 shall survive any termination of this Agreement.

8. Miscellaneous.

8.1 Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or agreements contained in this Agreement and in any instrument, certificate or other writing delivered pursuant to this Agreement shall survive the Effective Time, and each such representation and warranty shall terminate at the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time. After the Effective Time, none of the parties shall be permitted to claim that any breach by any of the other parties hereto of any of its covenants or obligations under this Agreement resulted in a failure of a condition to consummate the Merger or excuses performance by such party of any of its obligations hereunder.

8.2 Director and Officer Indemnification.

(a) Prior to the Effective Time, the Company shall, and if the Company is unable to, Kardigan shall cause the Surviving Corporation as of the Effective Time to, obtain a [***] “tail” insurance policy with respect to directors’ and officers’ liability insurance, employment practices liability insurance, and fiduciary liability insurance.

(b) From and after the Closing, Kardigan shall, and shall cause its subsidiaries, to the fullest extent permitted under applicable law to indemnify, exculpate and hold harmless (and advance funds in respect of each of the foregoing) each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company (each, together with such Person’s successors, heirs, executors or administrators, a “D&O Indemnified Person”) to the same extent, and subject to and in accordance with, as is provided in the Company Certificate of Incorporation or the Company Bylaws or other contract of the Company (including any indemnification agreement), in each case as in effect on the date of the Closing.

(c) The obligations of Kardigan under this Section 8.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 8.2 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Person to whom this Section 8.2 applies shall be third party beneficiaries of this Section 8.2, each of whom may enforce the provisions of this Section 8.2).

(d) In the event Kardigan or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Kardigan shall assume all of the obligations set forth in this Section 8.2.

8.3 Release. As a condition to receiving Merger Consideration hereunder and to the extent permitted by law, effective as of the Effective Time, by delivering a Stockholder Letter of Transmittal or Option Cancellation Agreement, each Securityholder (on its own behalf and to the extent legally permissible, on behalf of its heirs, executors, administrators, agents, successors, permitted assigns and affiliates (but, if applicable, excluding the portfolio companies of any venture capital, private equity or similar investment fund or other entity in which such funds have made investments)) (a “Releasing Party”) hereby irrevocably releases, waives and discharges Kardigan, MergerSub, the Company, the Surviving Corporation and their respective affiliates, subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, in each case whether current or prospective), obligations, contracts, covenants, fees, costs and losses of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third party witness, with the enforcement of this release and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity, that in any way arises from or out of, is based upon, or relates to (i) the Company, (ii) the Merger (other than rights arising under this Agreement or Ancillary Agreements), (iii) the allocation of the Merger Consideration among the Securityholders and the Milestone Bonus Recipients, as set forth in any Milestone Allocation Schedule or (iv) a breach or alleged breach by the Company’s Board of Directors or its individual directors or officers of any obligations or duties (fiduciary or otherwise) in connection with the negotiation, approval and execution of this Agreement and the consummation of the transactions contemplated hereby (collectively, the “Released Claims”), expressly excluding (i) any claims arising under this Agreement or Ancillary Agreements, (ii) any claims under any indemnification agreement to which a Releasing Party is a party, (iii) if a Releasing Party is an employee of the Company, any obligation by any Released Person to pay (A) expense reimbursements for expenses incurred by such Releasing Party prior to the Closing Date that are reimbursable under the

Company’s expense reimbursement policies, and (B) any accrued but unpaid wages, salaries or other cash compensation or benefits payable to such Releasing Party in respect of services rendered prior to the Closing Date, (iv) any claims based on fraud or any rights that may not be released under applicable law or (v) any rights or claims unrelated to the Company (including claims relating to a Released Person’s status as an officer, director, shareholder, employee or other service provider to Kardigan). This release is for the benefit of the Released Persons and shall be enforceable by any of them directly against each Releasing Party. With respect to such Released Claims, the Releasing Party (on behalf of itself and, to the extent legally permissible, each other Releasing Party) hereby expressly and irrevocably waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its, his or her favor at the time of executing the release, which if known by it, him or her must have materially affected his, her or its settlement with the released party. The Releasing Party (on behalf of itself and, to the extent legally permissible, each other Releasing Party) hereby agrees to expressly and irrevocably waive any rights that the Releasing Party may have under any statute or common law principles of similar effect with respect to the Released Claims. The Releasing Party (on behalf of such Releasing Party and, to the extent legally permissible, each other Releasing Party), shall be deemed to relinquish,

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

8.4 Expenses. Except as otherwise expressly provided herein, and whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense. Notwithstanding the foregoing, (a) all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees incurred in connection with the transaction contemplated by this Agreement, if any, shall be borne and paid by Kardigan when due and (b) up to [***] of reasonable and documented legal fees and expenses of [***].

8.5 Assignment; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, provided that the prior written consent of the Representative shall only be required after the Closing, and any such assignment without such prior written consent shall be null and void. Nothing contained in or implied from this Agreement is intended to confer, and shall not be construed as conferring, any rights or remedies upon any Person, other than the parties hereto and their successors in interest and permitted assignees, unless expressly stated herein to the contrary.

8.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed or no error message is generated), addressed as follows: (i) if to the Company (prior to Closing), to: Prolaio, Inc., 230 W Monroe, Unit 2560, Chicago, IL 60606, Attention: [***], with a copy (which shall not constitute notice) to: Goodwin Procter LLP, 525 Market Street, 32nd Floor, San Francisco, CA 94105, Attention: [***], Email: [***]; (ii) if to Kardigan, MergerSub or the Company (following the Closing), to: Kardigan, Inc., 131 Oyster Point Blvd., Second Floor, South San Francisco, CA 94080, Attention: General Counsel, Email: [***], with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 200 Clarendon Street, Boston, MA 02116, Attention: [***], Email: [***]; and (iii) if to Representative, to: 950 17th Street, Suite 1400, Denver, CO 80202, Attention: Managing Director, Email: [***], or to such other address or addresses as the parties may from time to time designate in writing.

8.8 Amendment; Waiver. Any provision of this Agreement may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Merger Consent is obtained, if any such amendment shall by applicable law require further approval of the Company’s stockholders, the effectiveness of such amendment shall be subject to the approval of the Company’s stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provide shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

8.9 Dispute Resolution. The parties will negotiate in good faith to resolve any dispute between them regarding the Agreement. If such negotiations do not resolve the dispute to the satisfaction of both parties, then either party may institute legal action in a proper legal forum.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, delivered by original, facsimile signature or emailed .PDF attachment, all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.11 Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Sections, Schedules and Exhibits of or to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to “$” or “dollars” herein shall be references to the lawful currency of the United States of America. For purposes of this Agreement, (a) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other gender as the context requires; (d) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this

8.12 Entire Agreement. This Agreement, together with the exhibits and schedules to this Agreement, the Ancillary Agreements and the other documents, instruments and other agreements contemplated hereby, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement or the Ancillary Agreements.

8.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

8.14 Legal Representation. Kardigan, MergerSub and the Company hereby agree, on their own behalf and on behalf of their directors, shareholders, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Goodwin Procter LLP (“Goodwin”) may represent the Representative, the Securityholders, and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) Goodwin (or any successor(s) thereto) may represent the Seller Group or any member of the Seller Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of Kardigan, MergerSub and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Kardigan, MergerSub and the Company acknowledge that the foregoing provision applies whether or not Goodwin (or any successor(s) thereto) provides legal services to the Company or any of its Subsidiaries after the Closing Date. Each of Kardigan, MergerSub and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel, including Goodwin, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and neither Kardigan, MergerSub, the Company, nor any Person purporting to act on behalf of or through Kardigan, MergerSub, the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Effective Time, each of Kardigan, MergerSub and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Goodwin and the Company, its Subsidiaries or any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation.

THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

KARDIGAN, INC.

By:	/s/ Minako Pazdera
Name: Minako Pazdera
Title: General Counsel

PULLOVER MERGERSUB, INC.

By:	/s/ Minako Pazdera
Name: Minako Pazdera
Title: Secretary

PROLAIO, INC.

By:	/s/ Tassos Gianakakos
Name: Tassos Gianakakos
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative.

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Merger Agreement]

EXHIBIT A

Certificate of Merger

[***]

EXHIBIT B

Stockholder Letter of Transmittal

[***]

EXHIBIT C

Securityholder Schedule

[***]

EXHIBIT D

Option Cancellation Agreement

[***]

EXHIBIT E

Parachute Payment Waiver

[***]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of May 1, 2026 (the “Amendment Date”), by and among Kardigan, Inc., a Delaware corporation (“Kardigan”), Prolaio, Inc., a Delaware corporation (the “Company” or the “Surviving Corporation”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Securityholders (the “Representative”).

RECITALS

A.

Kardigan, Pullover Mergersub, Inc., a Delaware corporation (“MergerSub”), the Company and the Representative entered into that certain Agreement and Plan of Merger, dated as of February 24, 2025 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

B.	The Merger was consummated in accordance with the terms of the Merger Agreement, and the Company continued as the Surviving Corporation and a wholly-owned subsidiary of Kardigan.

C.

The parties desire to amend certain provisions of the Merger Agreement relating to the Milestones, the Milestone Payments, the Milestone End Date and the form of payment of the Milestone Payments, in each case as set forth herein.

D.

The Board of Directors of Kardigan and the Board of Directors of the Company have approved the terms of this Amendment, and the Representative has approved this Amendment on behalf of the Securityholders.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 2.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Milestone. Following the Closing, Kardigan shall pay, or cause to be paid, to the Securityholders and the Milestone Bonus Recipients, in accordance with the Milestone Allocation Schedule and this Section 2.3, an aggregate amount, in cash (subject to Section 2.3(e)) equal to the applicable Milestone Payment as set forth in the table below under “Milestone Payment” (each, a “Milestone Payment”) following achievement of the respective Milestone as set forth in the table below under “Milestone” (each, a “Milestone”), in each case, only to the extent such Milestone is achieved on or prior to May 1, 2032 (the “Milestone End Date”). The aggregate Milestone Payments that may be payable hereunder shall not exceed $200,000,000 (the “Maximum Milestone Payment”).”

Milestone	Milestone Payment
Kardigan achieves a Valuation (as defined below) equal to or greater than [***]	$	[	***]
Kardigan achieves a Valuation equal to or greater than [***]	$	[	***]
Kardigan achieves a Valuation equal to or greater than [***]	$	[	***]

2.	Section 2.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Certain Limitations.

(i) In no event shall Kardigan or any of its Affiliates or subsidiaries (including the Surviving Corporation) be obligated to (i) make payment(s) pursuant to this Section 2.3 in excess of the Maximum Milestone Payment or (ii) make any Milestone Payment to the Securityholders or the Milestone Bonus Recipients if the applicable Milestone is not achieved on or prior to the Milestone End Date.

(ii) Each Milestone may be achieved, and the corresponding Milestone Payment shall therefore be payable, no more than once.

(iii) All determinations with respect to the achievement of any Milestone and the Valuation of Kardigan shall be made by the Kardigan Board acting in good faith. All such determinations by the Kardigan Board shall be final, binding and conclusive upon the Representative, all Securityholders and all Milestone Bonus Recipients and shall not be subject to appeal or further review.

3.	Section 2.3(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Milestone Notice. Following the Closing Date until the earliest to occur of (i) the date that Kardigan has made aggregate payments equal to the Maximum Milestone Payment, (ii) the Milestone End Date and (iii) an IPO, Kardigan shall upon written request from the Representative, make available a representative of Kardigan to the Representative to discuss Kardigan’s activities and progress towards achieving the Milestones (provided that Kardigan shall not be required to meet with the Representative more than twice in any calendar year). Notwithstanding anything to the contrary in this Section 2.3(c), Kardigan shall not be obligated to provide the Representative with any information pursuant to this Section 2.3(c) to the extent that (i) such information is a trade secret, (ii) the disclosure of any such information would result in the loss of attorney-client privilege between Kardigan and its counsel or (iii) Kardigan determines in good faith, after consulting with counsel and the Representative, that provision of such access or information would violate any applicable law. Kardigan shall provide written notice to the Representative of any occurrence of any of the Milestones no later than ten (10) business days following the achievement of the relevant Milestone (a “Milestone Notice”).”

4.

Section 2.3(d) of the Merger Agreement is hereby amended to (i) remove the phrase “or the final determination of the Final Milestone Amount” from the first sentence thereof, (ii) amend and restate the final sentence of Section 2.3(d) to read as follows, and (iii) add the following sentence immediately thereafter:

“Subject to the other provisions of this Section 2.3, Kardigan shall promptly (but in any event within five (5) business days of receipt of the Milestone Allocation Schedule, or, with respect to the payments to Optionholders and Milestone Bonus Recipients, no later than the first payroll date that is at least five (5) business days of receipt of the Milestone Allocation Schedule) pay, or cause to be paid, without interest, the applicable portion of the Milestone Payment to the Securityholders and Milestone Bonus Recipients, subject to applicable withholding and, with respect to any payments to Optionholders and Milestone Bonus Recipients, paid through Kardigan’s or the Surviving Corporation’s standard payroll and payment processes. The parties intend that (i) each Milestone constitute a “substantial risk of forfeiture” within the meaning of Section 409A of the Code and (ii) all payments to Optionholders and Milestone Bonus Recipients be exempt from or in compliance with Section 409A of the Code (if applicable), and this Agreement shall be interpreted and administered in accordance therewith.

5.	Section 2.3(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Option to Deliver Capital Stock.

(i) Notwithstanding anything to the contrary in this Agreement, any Milestone Payments may, at the election of Kardigan, be paid to all of the Securityholders (or any of their designated Affiliates) set forth on Schedule A (to whom issuing such shares would not violate applicable law) in (i) Freely Tradeable Shares, (ii) shares of Applicable Preferred Stock (solely prior to an IPO, and subject to Section 2(e)(iii)) or (iii) such combination of cash, Freely Tradeable Shares and/or shares of Applicable Preferred Stock as Kardigan may, in its sole discretion, elect.

(ii) For purposes of calculating the number of shares of (A) Kardigan Common Stock to be issued as Freely Tradeable Shares with respect to any Milestone Payment, the value of the Kardigan Common Stock shall be equal to the VWAP of a share of Kardigan Common Stock on the applicable stock exchange over the thirty (30) consecutive calendar day period ending on (and including) the last trading day that is three (3) trading days prior to the date on which the applicable Milestone is achieved (or, if the Kardigan Common Stock has not been traded for thirty (30) consecutive calendar days at such time, such lesser number of days on which the Kardigan Common Stock has traded) and (B) Applicable Preferred Stock to be issued with respect to any Milestone Payment, the value of the Applicable Preferred Stock shall be the Last Round Price.

(iii) Notwithstanding anything to the contrary in the foregoing, in the event that Kardigan issues Applicable Preferred Stock to any Securityholder, the number of shares of Applicable Preferred Stock issued to such Securityholder shall be reduced by an amount equal to (A) (I) the value of such Milestone Payment to be settled in Applicable Preferred Stock (before application of this Section 3(e)(iii)) multiplied by (II) the highest applicable marginal tax rates (including withholding rates) and/or long-term capital gains rate (as applicable) in each applicable jurisdiction that apply to such Securityholder with respect to the payment of such Milestone Payment (the “Cash Reduction Amount”) divided by (B) the Last Round Price, and the Cash Reduction Amount shall be paid to such Securityholder in cash (or paid to the relevant taxing authorities in the event withholding applies to any such payments). All determinations required to be made with respect to applicable tax rates shall be made by the Kardigan Board in good faith and reasonable discretion after consultation with such Securityholder. Any good faith determination by the Kardigan Board with respect to any such matters shall be binding upon Kardigan and the Securityholder.

(iv) To the extent any Optionholder will receive all or a portion of his or her portion of any Milestone Payment in the form of Freely Tradeable Shares or Applicable Preferred Stock, the Optionholder’s receipt of such Freely Tradeable Shares or Applicable Preferred Stock shall be subject to the Optionholder’s satisfaction of any applicable withholding, which shall be subtracted first from any portion of the Milestone Payment paid to the Optionholder in cash. If the cash portion of the Milestone Payment to the Optionholder is not sufficient to cover the applicable withholding with respect to the issuance of any Freely Tradeable Shares, Kardigan shall have the right, but not the obligation, to withhold a number of shares of Kardigan Common Stock having a fair market value equal to the applicable withholding based on statutory minimum withholding rates.

(v) “Freely Tradeable Shares” means shares of Kardigan Common Stock that (i) are listed on a nationally recognized securities exchange and (ii) transferrable by the holders thereof who are not (and have not been) affiliates (as such term is defined in Rule 144 under the Securities Act of 1933, as amended from time to time (“Rule 144”)) of the issuer of such securities pursuant to Rule 144 without volume limitation (but subject to the other requirements of Rule 144, including, without limitation, any required holding period); provided, that the holder of such securities may be subject to (A) contractual transfer restrictions (provided, that any contractual “lock-up” shall not exceed one hundred eighty (180) days after Kardigan’s initial public offering or other public listing) with exceptions for sales to cover taxes (i.e., sell-to-cover), and (B) restrictions arising from legal factors that apply to the particular holder of such securities (including, without limitation, because such holder has, or has access to, material non-public information).

(vi) “IPO” means the closing of the first sale of Kardigan Common Stock to the public in a firm commitment underwritten initial public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended.

(vii) “Last Round Price” means the highest cash price per share for which Kardigan sold its preferred stock (on an as-converted to Kardigan Common Stock basis) prior to or in connection with the achievement of a Milestone (such preferred stock, the “Applicable Preferred Stock”) in a bona fide equity financing for the principal purpose of raising capital.

(viii) “VWAP” means the volume weighted average trading price of a publicly traded equity interests in a Person as reported by Bloomberg, L.P. (which VWAP, if calculated for a multi-day period, shall be based on all trades during the primary trading session from 9:30 a.m., New York City time, to the time of the closing print on the primary exchange of that Person but in no case later than 4:10 p.m. New York City time for such period, and not an average of daily averages) or, if not reported therein, in another authoritative source mutually selected and agreed to in good faith by Kardigan and the Representative.”

6.	Section 2.3(l) of the Merger Agreement is hereby amended to add the following new defined term:

“(xii) “Valuation” means, as of any date of determination, the equity value of Kardigan determined as follows:

(A) Public Valuation. If Kardigan Common Stock is listed on a nationally recognized securities exchange, the Valuation shall be determined based on [***].

(B) Private Valuation. If Kardigan Common Stock is not listed on a nationally recognized securities exchange, the Valuation shall be equal to [***].

(C) Acquisition Valuation. In the event of a Deemed Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of Kardigan, as currently in effect and as the same may be amended and/or amended and restated from time to time) (an “Acquisition”), the Valuation shall be equal to [***].”

7.	The following defined terms shall be added to Section 2.3(l) of the Merger Agreement and all subsections therein shall be renumbered accordingly:

a.

““Consideration” means the value of cash and/or non-cash property (including equity securities, notes and other similar non-cash property) received by holders of Securities in an Acquisition. For the purposes hereof, non-cash property shall be valued in good faith by the Kardigan Board. For the purpose of calculating the amount of Consideration received by holders of Securities, such holders shall be deemed to have received Holdback Proceeds only when and if such Holdback Proceeds are actually paid to such holders.

b.

“Holdback Proceeds” means any portion of the aggregate value of the Consideration that (i) is payable following the closing of an Acquisition, (ii) is contingent upon the performance of Kardigan or its assets, and/or attainment of financial targets, milestones, or other performance metrics or milestones following the consummation of an Acquisition, including royalty payments and/or (iii) is held in an escrow fund or otherwise held back for indemnification, purchase price adjustment or other claims.

c.

“Kardigan Securities” means Kardigan’s capital stock and stock options, warrants and other securities directly or indirectly convertible into, exercisable for or exchangeable for shares of Kardigan Common Stock.”

8.	The following defined terms set forth in Section 2.3(l) of the Merger Agreement are hereby deleted in their entirety and shall be of no further force or effect:

a.

“Revenue/Sales Milestone,” “Strategic Partnership,” “Kardigan Patient,” “LTM Revenue,” “LTM Net Sales,” “Eligible Payments,” “Phase 2 Clinical Trial,” “Phase 3 Clinical Trial” and “Prolaio Products and Services.”

9.	Section 5.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Restriction on Prolaio Sale. Without limitation to Kardigan’s obligations under Section 5.3 hereof, from the Closing until the earlier of (i) the Milestone End Date and (ii) the date that Kardigan has made aggregate payments equal to the Maximum Milestone Payment, Kardigan may only consummate a Prolaio Sale to a third party (“Buyer”) without Representative’s consent so long as Kardigan shall remain fully responsible for the monetary obligations to make the Milestone Payment to the Securityholders and Milestone Bonus Recipients if and when due and owing as set forth in Section 2.3.”

General Provisions

10.

Ratification. Except as expressly amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms, and is hereby ratified and confirmed. In the event of any conflict between the terms of this Amendment and the terms of the Merger Agreement, the terms of this Amendment shall control.

11.

References. From and after the date hereof, all references in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereby” or words of similar import shall be deemed to refer to the Merger Agreement as amended by this Amendment, unless the context otherwise requires.

12.

Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

14.

Entire Agreement. This Amendment, together with the Merger Agreement (as amended hereby), constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

KARDIGAN, INC.

By:	/s/ Tassos Gianakakos
Name: Tassos Gianakakos
Title: President and Chief Executive Officer

PROLAIO, INC.

By:	/s/ Tassos Gianakakos
Name: Tassos Gianakakos
Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Casey McTigue
Name: Casey McTigue
Title: Managing Director

SCHEDULE A

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